Exhibit 99.1

     NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES IMPROVED SECOND QUARTER AND
                                SIX MONTH RESULTS

            Revenues increase 12%, fastest rate in over five years

                  Margins expand, operating income improves

    WEST CHESTER, Pa., Feb. 8 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported significantly improved financial results for the second quarter and first six months of fiscal 2007, which ended December 30, 2006.

    Net income for the second quarter of fiscal 2007 was $2,189,000, or $0.21 per fully diluted share, compared to net income of $1,234,000, or $0.12 per fully diluted share, in the second quarter of fiscal 2006. Net income in the current quarter reflects a net $0.06 per fully diluted share benefit as a result of gains on the recovery of a note receivable and a leasehold improvement sale, partially offset by increases to lease reserves and a charge to write-off deferred loan fees associated with the Company's previous borrowing agreement. Excluding these significant items, the Company's earnings in the second quarter rose 25% to $0.15 per fully diluted share, compared to net income of $0.12 per fully diluted share for the second quarter of fiscal 2006. Improved second quarter results reflect growth in the number of schools operated, annual tuition increases of approximately 3.5% to 4.0%, comparable school enrollment increases, improved school operating margins, and lower cash interest expense, partially offset by higher general and administrative expenses. For the second quarter of fiscal 2007, revenues were $45.6 million, up over 12% from $40.6 million in the comparable year ago period.

    George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, said, "This quarter's results clearly illustrate the significant progress we have achieved implementing our growth strategy. Quarterly revenue grew at better than double-digit rates for the first time since the June 2001 quarter driven by increased enrollment throughout our network, tuition increases, and through both organic and acquisition expansion. In addition, key profitability measures improved at the school level as well as for the overall Company as we continued to effectively leverage our infrastructure. We have generated tremendous momentum entering the second half of our fiscal year, due primarily to positive customer response to our new preschool curriculum and marketing programs. We are strengthening our kindergarten through eighth grade curriculum and curriculum delivery models to similarly delight our elementary and middle school customers, which we expect to be equally successful. We are prepared to grow the business and create significant shareholder value by continuing to improve the educational experience for students and parents and by expanding the number of high-quality schools we operate."

    Six Month Results
    Net income for the six months ending December 30, 2006, was $1,519,000, or $0.14 per fully diluted share, compared to net income of $521,000, or $0.05 per diluted share for the first six months of fiscal 2006. Excluding the significant items in the current second quarter, the Company's earnings in the first half of this year rose 80% to $0.09 per fully diluted share from $0.05 per fully diluted share in the comparable period a year ago, while net income increased 73% to $902,000 from $521,000. Revenues for the first six months of fiscal 2007 were up 11% to $84.7 million from $79.4 million in the first half of fiscal 2006.

    Gross Margin Improvement
    Gross margins were up in both the quarter and first half of fiscal 2007, reflecting the leverage opportunity in the Company's business model, after absorbing higher costs from investments to increase and improve the quality of school staff. Gross profit for the second quarter of fiscal 2007 was $7,230,000, or 15.9% of revenues, up from $6,351,000, or 15.6% of revenues, in the second quarter of fiscal 2006. Gross profit for the first six months of fiscal 2007 increased to $10,423,000, or 12.3% of revenues, compared to $9,323,000 or 12.2% of revenues in the prior year.

    New Credit Agreement Provides Financial Flexibility
    Since June 30, 2006, the Company has been able to close the $12 million Discovery Isle acquisition while reducing total borrowings by $2.3 million. In the most recent quarter, strong earnings, note receivable collections, and proceeds from the sale of a leasehold improvement have enabled the Company to reduce total debt to $10.9 million at December 30, 2006, and liquidity continues to improve.

    Mr. Bernstein added, "Our strong cash receipts, unlevered balance sheet and new $50 million borrowing facility provide us with significant, low-cost financial capacity and unprecedented financial flexibility to support our growth strategy."

    Growth Strategy
    Nobel Learning Communities added 8 new schools to its national network this quarter while 7 schools were reclassified as assets held for sale. As of December 30, 2006, the Company operated 157 schools with the capacity to serve more than 25,000 children. At December 30, 2005, the Company operated 150 schools.

    Mr. Bernstein concluded, "Organic growth was achieved in the quarter from 2 new schools opened in the last twelve months as well as from comparable school enrollment growth. Growth in the quarter also benefited from the effective execution of the Company's acquisition strategy, with Discovery Isle joining Nobel Learning at the beginning of December, establishing a growth platform in southern California."

    Nobel Learning Communities, Inc. is a national network of over 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

    Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
        For the Thirteen and Twenty Six Weeks Ended December 30, 2006 and
                                December 31, 2005
                      (In thousands except per share data)
                                   (Unaudited)

                                           Thirteen Weeks Ended       Twenty Six Weeks Ended
                                         ------------------------    ------------------------
                                          Dec. 30,      Dec. 31,      Dec. 30,      Dec. 31,
                                            2006          2005          2006          2005
                                         ----------    ----------    ----------    ----------
Revenues                                 $   45,556    $   40,615    $   84,663    $   76,394
Gross Profit                                  7,230         6,351        10,423         9,323
General and administrative expenses           4,230         3,675         7,916         7,197
Operating income                              3,000         2,676         2,507         2,126
Interest expense                                808           378         1,130           774
Other income                                 (3,688)          (79)       (3,824)         (125)
Income from continuing operations
 before income taxes                          5,880         2,377         5,201         1,477
Income taxes expense                          2,293           927         2,028           576
Income from continuing operations             3,587         1,450         3,173           901
Loss from discontinued operations, net
 of taxes                                    (1,398)         (216)       (1,654)         (380)
Net income (loss)                             2,189         1,234         1,519           521
Preferred stock dividends                       132           127           263           228
Income (loss) available to common
 stockholders                            $    2,057    $    1,107    $    1,256    $      293

Weighted average common shares:
    Basic                                     8,093         7,469         8,093         7,463
    Diluted                                  10,549         9,930        10,539         9,921

Basic income (loss) per share:
Income (loss) from continuing
 operations                              $     0.42    $     0.18    $     0.36    $     0.09
Discontinued operations                       (0.17)        (0.03)        (0.20)        (0.05)
Income (loss) per share                  $     0.25    $     0.15    $     0.16    $     0.04

Diluted income (loss) per share:
Income (loss) from continuing
 operations                              $     0.34    $     0.14    $     0.30    $     0.09
Discontinued operations                       (0.13)        (0.02)        (0.16)        (0.04)
Income (loss) per share                  $     0.21    $     0.12    $     0.14    $     0.05

Selected Balance sheet data:

                                             As of           As of
                                         Dec. 30, 2006   July 1, 2006
                                         -------------   -------------
Cash and cash equivalents                $       1,462   $       9,837
Property and equipment, net                     25,051          25,707
Goodwill and intangible assets, net             52,013          39,902
Total debt                                      10,851          13,180
Stockholders' equity                            47,963          46,280

    Certain reclassifications have been made to the prior year condensed financial statements to conform to current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.

    NLCI-F

SOURCE  Nobel Learning Communities, Inc.
    -0-                             02/08/2007
    /CONTACT:  Tom Frank, CFO of Nobel Learning Communities, Inc.,
+1-484-947-2000/
    /Web site:  http://www.nobellearning.com/
    (NLCI)